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                                                                        CONTACT:
                                                                Idalia Rodriguez
                                                      RAVISENT Technologies Inc.
                                                                    610-407-7345
                                                         irodriguez@ravisent.com

          WRITTEN SCRIPT FOR INVESTOR CALL WITH ROBERT M. RUSSELL JR.,
                CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF RAVISENT

     The following text is a script prepared for use in connection with an investors' call made on August 16, 2001 open to all stockholders of RAVISENT Technologies Inc. to announce the appointment of Robert M. Russell Jr. as RAVISENT's Chief Executive Officer and Chairman of the Board of Directors and to introduce Mr. Russell to the public.

     Thomas J. Fogarty, RAVISENT's Chief Financial Officer, introduced Mr. Russell.


Mr. Fogarty's Opening Remarks:

Good evening everyone, and thank you for being with us today. I am pleased to introduce you to the person who will be spearheading the company in a new direction. Our new Chief Executive Officer Robert M. Russell Jr.

We are very excited with the appointment of Bob as RAVISENT's Chairman and CEO. Bob brings over 25 years of management expertise in the technology and information sectors and we are fortunate to have such a strong leader to guide the company into future growth.

Bob's extensive experience in the technology field makes him the perfect choice for this endeavor. Bob's experience spans different markets, products and services. From his recent tenure at The Thomson Corporation to his strong role in building and growing around the Digital Equipment Corporation's, professional services division, Bob has demonstrated consistent and strong leadership.



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Bob began his career in the technology sector in 1974, as a software specialist with Digital Equipment Corporation, now Compaq. During his early tenure with Digital, he spearheaded the software development projects that were a critical component of Digital's early success and rapid growth. After a fast ascension within Digital's software development and technical service areas, Bob was promoted to General Manager/Vice President, Software Services, for the New York Region in 1987. In this capacity he managed 700 employees, grew revenue 30% annually, and reached $800 million in revenue by 1989.

His outstanding performance as General Manager of the New York Region led Bob to the position of Vice President of Systems Integration for the Americas. During his four years in this position, he was the force behind the design, planning, and implementation of an entirely new services business within Digital. Under Bob's leadership, the enterprise created a cohesive organization from shared Digital resources and external partnerships. In a time of rapid technology deployment, the Systems Integration group created custom technical solutions for extremely complex client initiatives, integrating software application development, network implementation, and outsourcing contracts. These early efforts were precursors of the processes for creating and launching integrated web platforms that support e-commerce for today's leading businesses.

In 1992, Bob was promoted to head Digital's Financial Services, Public Administration, and Professionals Services market groups. By 1994, Mr. Russell was responsible for an organization with 1,800 employees and $1 billion in revenue within Digital's worldwide organization that generated $13.4 billion in sales in 100 countries.

His accomplishments during this period included repositioning Digital as a solutions provider for many of the top financial services companies



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worldwide. He also established key alliances with industry leaders, such as
Arthur Andersen, Microsoft and Novell. In 1993, Mr. Russell's efforts resulted in his unit being recognized as the top performing business unit within Digital.

In 1994, Bob joined McGraw-Hill as Senior Vice President and General Manager of the Sweet's Group, the preeminent source of information to architectural and engineering communities worldwide. Bob's mission was to transform the business from print only to real-time media, and chartered with changing the organizational structure to focus on rapid deployment of new products, and improve revenue, profits, and employee morale.

Bob quickly improved profits and revenue gain for five years resulting in the first gain for these businesses after a five-year decline. As a result of this turnaround, Mr. Russell received the McGraw-Hill's corporation "Chairman's Award to Excellence in Management". In 1996 he was promoted to President and CEO of the Construction Information Group, which included Sweet's and three additional business units. Bob focused on innovation, using technology to create new products and services including electronic delivery of information and directed the turnaround of the group's trade magazines, improving the bottom line from a net loss to 15% return on sales within two years.

In 2000, Bob joined The Thomson Corporation, which is the 6.5 billion Canadian publishing giant trading on the Toronto Stock Exchange under the symbol TOC, where he was appointed to President and CEO of Thomson Lifelong Learning Group.

The Lifelong Learning Group, with 2000 revenues of over $600 million includes five individual education and learning companies. Two of the companies were recent acquisitions done in Q1 2000. Three were



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traditional educational publishing enterprises, such as Wade Technologies, St.
Louis, MO, the largest instructor led IP training company, Prometrics; an electronic testing business purchased from Sylvan Learning Systems, Course Technology located in Boston, the largest publisher of IT Text; Delmar Publishing, based in Albany New York, the largest publisher of texts for vocational schools around the world and Peterson's. During a time of significant competition, Mr. Russell led his market group to record-breaking financial results, with each business unit exceeding an aggressive revenue and profit plan and posting over-plan performance in year 2000.

While at Thomson Learning, Bob led a major strategic shift in the organization by connecting traditional text based learning-to-learning materials that could be delivered in a multimedia fashion. Bob was one of a small group of senior executives who led the acquisition effort for Thomson Learning. This acquisition of Hartcort, NYSE; H for $2.4 billion, which closed in June included strategic evaluation and due-diligence of nine businesses that will double the size of Thomson Learning, bringing the overall portfolio to over $2 billion in annual revenue.

To conclude, Bob has been engaged as a leader and innovator for over 25 years in the technology and information arena. He has proven his ability to drive business growth in enterprises faced with the challenges of changing markets and customer needs. As a marketer of technology products, he has transformed businesses from product-centric to full deployment of products, services, and complete e-solutions. He clearly understands how to change organizations, build strategic partnerships, and deploy new technologies that will drive revenue and profitability. Throughout his career, he has repeatedly found ways to build focus and lead enterprises and create growth businesses that serve the needs of all stakeholders, customers and employees.



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On behalf of the Ravisent team, I'd like to formally welcome Bob. He will share with you a brief assessment of the opportunities for RVST moving forward.

After Bob's remarks we will open the call for questions.

Mr. Russell's Remarks:

I'd like to thank you for taking time out of your day to be with us this afternoon. In preparing for this call I thought about a couple of points that I'd want to know if I was on the receiving end of listening today. First being, where has this guy Bob Russell been? Second, why is he joining RVST, first as a board member and now as the Chairman and CEO as of yesterday? Third, what are his plans for moving forward with the company?

Hopefully, those are the questions that are on your mind that I can share some answers and insight too!

First, as Tom stated quite eloquently, I am a graduate of Ohio University with a background in Computer Science. I was incredibly fortunate to have had a wonderful 20 year career at Digital, mostly in the systems integration and services organizations. I have a strong experience in several industry verticals that I will come back to touch on when we talk about our forward looking plans with eMation.

In 1994, I joined the Sr. Management team at the MHC companies. For 5 years I had the privilege of running some of McGraw-Hill's oldest and most valued franchises, such as Sweet's, F.W. Dodge, Architectural Record Magazine and Engineering News Record Magazine. These franchises make up the companies 400 million dollars CIG.



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In early 2000, I joined The Thomson Corporation, which is the 6.5 billion dollar
Canadian publishing giant. As the CEO of the Lifelong Learning Group, which despite the fancy title is the Operating Group that manages all of the post H.S. publishing operations. This total group was comprised of five operating companies with annual revenues in excess of 600 Million dollars.

These companies included:

Course Technology - which is the prominent supplier of IT reference books that cover the entire IT water front, from Adobe, Oracle, Novell and Microsoft.

Delmar - the Albany based publisher that is the standard for Vocational schools around the world. In areas such as CAD/Cam, automotive, and is the private label practice of text for Autodesk press.

Peterson's - Princeton, NJ based producer of information on college/universities/graduate schools.

In early 2000, Thomson completed 2 large acquisitions of Wave, ILT based in St. Louis, specializing in B-to-B on-site IT training. And, the Prometric testing service that was acquired in March 2000 for a cash transaction from Sylvan Learning in Baltimore. Prometric has the physical brick and mortar testing centers around the world in 52 countries for the administering of service testing. Some of the secure tests are the series 7 brokerage tests here in the states, the annually RN proficiency test, and the entire suite of Microsoft, Oracle and Cisco certifications. And after that brief travel log. That brings us to this year when I was approached by one of the major search firms who talked to me about becoming an outside director for RVST. I had never heard of RVST or met or dealt with any of the board members, officers or venture firms involved with the company.

After many conversations with the board, I decided to accept a Director position based on the forward direction of the Acquisition of eMation. Walter Threadgill asked me to do a detailed inspection of eMation. And I can report that I became more excited the more time I spent with the eMation team. The leadership in engineering and sales/marketing is impressive and their direction had several touch point with my past that got me very excited to become CEO of this enterprise.

I mentioned my SI and service background. In the mid 80's I lead projects to design and deliver remote diagnostics for late stage PDP II's and Vax's as Digital. This was a simple project in today's forms but lead to much lower cost from a service delivery, higher profits, and much higher customer satisfaction this was a simple addition of an RJII's to the front panel of the machine that allowed for remote command and control of the machines or clusters of the machines instead of dispatching a service tech to the scene. A simple concept "but pardon the buzzword" an early example of pervasive computing but a real example of DRM - Device Relationship Management.

At MHP we served the architectural, engineering, and heavy equipment marketplace. Through my wonderful association with the folks at ENR, the weekly publication that serves the markets and is really the bible for these industries, not a week went by without a deep detailed industry conversation about (again, the buzz word - pervasive computing). Whether it is in intelligent highways, intelligent heavy equipment, or remote device management on the shop floor. DRM and the touch point with eMation really resonated with me personally on what I had seen and heard on my travels and experiences around the world.

Finally, the TOC experience convinced me that in managing any global 1000's supply chain, the ongoing learning and training is essential. Global supply chain management "again" needs to be pervasive (sorry for the buzzword). But eMation has shown DRM of the future with need to "learn" from an AI sense with the information that it gathers. Again, a touch point for me.

So, in closing I'm very excited about the opportunity we have in front of us. My goal short term is simple. We will ensure that we communicate often with our employees, our customers, and our stockholders. We will focus on providing you predictable and timely updates on our plans and goals. We will do this with integrity and share with you our excitement on the opportunity for all going forward.

As you heard from the company's previous conference call and news releases. eMation has announced significant news and revenue wins in the market place.

Next Tuesday at 3pm we will be doing a detailed preview for all of you on the progress at eMation and our exciting plans for the future. Thanks for taking time out of your busy day to join us. I am looking forward to meeting all of you and working together for the future.

Thanks.

Question and answer period:

Thank you for your participation today.

A.  About RAVISENT Technologies Inc.

RAVISENT is a software and intellectual property licensing company. RAVISENT's solutions are incorporated in products from leading personal computer and consumer electronics manufacturers, including Compaq, Dell Computer, Gateway, Hewlett-Packard, Elsa, Matrox, ATI Technologies and STMicroelectronics. Founded in 1994, RAVISENT is a global company, headquartered in Malvern, Pennsylvania, with offices in Silicon Valley and Japan. On June 28, 2001, RAVISENT announced that it has offered to purchase all of the outstanding shares of eMation, Ltd. in exchange for 8 million shares of RAVISENT common stock and the assumption by RAVISENT of $5 million of eMation indebtedness. The acquisition of eMation is subject to a number of closing conditions including, but not limited to, the approval by RAVISENT stockholders. More information about RAVISENT is available at www.ravisent.com.

B.  About eMation Ltd.

eMation is pioneering Device Relationship Management solutions that unlock the hidden information value in the intelligent devices that enterprises build, service, and use. For more than 12 years, eMation has been helping the world's most highly regarded companies transform device information into business intelligence. In June 2001, eMation reached agreement to be acquired by RAVISENT Technologies (NASDAQ:RVST). The company is headquartered near Boston, Massachusetts with sales offices in the US, Europe, Israel, and Japan, and distribution partners worldwide. For more information please visit www.emation.com.

About Device Relationship Management (DRM)

The proliferation of microprocessor-enabled devices, combined with the global connectivity of the Internet has led to a new market called Pervasive Computing. The intelligent devices that we see and interact with everyday such as copiers, elevators, vending machines, building control units, medical devices, and even automobiles represent an important new source of business information. To date most enterprises have not been able to tap this information.

Device Relationship Management addresses this significant information blind spot by providing a distributed information management system that leverages the Internet to connect enterprises to their products and keep them connected throughout their lifecycle. DRM allows timely, accurate, and unbiased information to be communicated automatically between remote devices deployed at customer facilities and external service personnel or enterprise business systems. Device Relationship Management helps turn reactive businesses into proactive businesses providing new sources of revenue and increased operational efficiency at lower costs with an ROI that can often be measured in months.

All companies and product names mentioned herein are for identification purposes only and may be trademarks and/or registered trademarks of their respective companies.

This filing may contain certain forward-looking statements that relate to RAVISENT's future business and financial performance. Such statements are subject to a number of risks and uncertainties that may cause the actual events of future results to differ from those discussed herein. Such factors include, among others: RAVISENT's ability to consummate the acquisition of eMation and to achieve any benefits from the acquisition, the possibility that the closing conditions to the acquisition of eMation may not be satisfied and that the acquisition may not occur, the viability of DRM technology, the potential for growth in the pervasive computing market; RAVISENT's recent change in its business model, its limited operating history, fluctuating quarterly operating results, expectation of future losses, anticipated price declines in products, dependence on its current product lines, dependence on a small number of customers, lack of long-term commitments with customers, dependence on manufacturers and strategic relationships, product delays, the difficulty of protecting proprietary rights, the ability to manage growth and attract and retain additional personnel, the potential for defects in its products, risks from international operations, its ability to raise capital in the future, its dependence on the personal computer and consumer electronics industries, competition, its ability to manage technological change and respond to evolving industry standards, and government regulation. Investors are advised to read RAVISENT's Annual Report on Form 10-K and quarterly reports on Form 10-Q and Forms 8-K filed with the Securities and Exchange Commission, particularly those sections entitled "Factors Affecting Operating Results," for a more complete discussion of these and other risks and uncertainties.

RAVISENT intends to mail a Proxy Statement to its stockholders containing information about the acquisition of eMation by RAVISENT. Stockholders of RAVISENT are urged to read the Proxy Statement carefully when it is available. The Proxy Statement will contain important information about eMation, RAVISENT, the proposed acquisition of eMation by RAVISENT and related matters. Investors and security holders will be able to obtain free copies of the Proxy Statement when it becomes available through the Web site maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov. Free copies of the Proxy Statement may also be obtained from RAVISENT Technologies Inc. by directing a request through RAVISENT's Investor Relations Department, 257 Great Valley Parkway, Malvern, PA 19355.

Solicitation of Proxies

RAVISENT, its directors, executive officers and certain other members of its management and employees may be soliciting proxies from RAVISENT stockholders in favor of the acquisition of eMation. Information concerning the participants in the solicitation of proxies will be set forth in the Proxy Statement when it is filed with the Securities and Exchange Commission. A description of the interests that the directors and officers of eMation and RAVISENT have in the acquisition will be available in the Proxy Statement.